Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement on Form S-8 of EQT Corporation, to be filed on or about July 22, 2024, of our report dated March 29, 2023, with respect to the consolidated financial statements of THQ Appalachia I, LLC, which report appears in the Form 8-K of EQT Corporation dated May 3, 2023.

/s/ KPMG LLP

Dallas, Texas

July 22, 2024